SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

October 3, 2005
Date of Report (Date of earliest event reported)

Endurance Specialty Holdings Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	1-31599	98-032908
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda
(Address of principal executive offices, including zip code)

(441) 278-0440
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

RECENT DEVELOPMENTS

On September 13, 2005, we announced our initial estimates of losses, net of reinsurance, reinstatement premiums and tax benefits, related to Hurricane Katrina to be between $375 million and $450 million. On that date, we also estimated our gross losses related to Hurricane Katrina, before reinsurance, reinstatement premiums and tax benefits, to be between $400 million and $500 million. Our loss analysis indicated a range of industry-wide insured losses from Hurricane Katrina of between $40 billion and $45 billion. If the emergence of industry losses varies from the indicated range of $40 billion to $45 billion, our net economic losses are currently expected to be approximately 1% of gross industry losses.

Approximately 50% of our Hurricane Katrina losses are assumed to have come from wind-related exposures, including energy-related losses. The remainder is estimated to stem from flood-related damages and related business interruption.

Our Hurricane Katrina net and gross loss estimates are largely derived from a combination of a detailed review of our in-force contracts and preliminary claim indications from our clients and brokers. We have made limited use of industry catastrophe models in preparing our Hurricane Katrina estimates, due to the complex interaction of wind and flood events and the potential for aggregation of multiple insurance coverages.

On September 29, 2005, we announced our initial estimates of losses, net of reinsurance, reinstatement premiums and tax benefits related to Hurricane Rita to be approximately $85 million. On that date, we also estimated our gross losses related to Hurricane Rita, before reinsurance, reinstatement premiums and tax benefits, to be approximately $95 million. Our Hurricane Rita net and gross loss estimates are largely derived from a combination of our proprietary catastrophe modeling, standard industry models, a review of our in-force contracts and preliminary indications from our clients and brokers.

Our initial Hurricane Katrina and Hurricane Rita loss estimates are subject to a high level of uncertainty due to extremely complex and unique causation and coverage issues associated with these events, and we expect that these issues may be subject to litigation by state attorneys general and private parties and will not be resolved for a considerable period of time. As a result, both industry-wide insured losses and our losses from Hurricanes Katrina and Rita may ultimately be materially greater or lesser than our initial estimated losses and any additional losses could have a further material adverse impact on our financial results.

We intend to offer, subject to market conditions, approximately $200 million of Endurance ordinary shares, approximately $200 million in preferred securities and approximately $200 million in senior notes. The consummation of the ordinary shares offering, any preferred securities offering and any senior notes offering are not contingent on one another. The anticipated ordinary shares offering and any preferred securities and senior notes offerings will be made pursuant to prospectus supplements to Endurance's currently effective shelf registration statement. Endurance expects to use the proceeds from these future securities offerings to provide additional capital to its subsidiaries, for other general corporate purposes and, in the case of the senior notes offering, the repayment of $143.5 million of its currently outstanding bank debt. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the ordinary shares, preferred shares or senior notes in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. Any announced future offering of ordinary shares, preferred shares or indebtedness will be made only by means of a written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Risks Related to Our Business

Our losses related to Hurricanes Katrina and Rita may be worse than we have initially estimated and may have a further material adverse impact on our financial results.

On September 13, 2005, we announced our initial estimates of losses, net of reinsurance, reinstatement premiums and tax benefits, related to Hurricane Katrina to be between $375 million and $450 million. On that date, we also estimated our gross losses related to Hurricane Katrina, before reinsurance, reinstatement premiums and tax benefits, to be between $400 million and $500 million. Our loss analysis indicated a range of industry-wide insured losses from Hurricane Katrina of between $40 billion and $45 billion. If the emergence of industry losses varies from the indicated range of $40 billion to $45 billion, our net economic losses are currently expected to be approximately 1% of gross industry losses.

On September 29, 2005, we announced our initial estimates of losses, net of reinsurance, reinstatement premiums and tax benefits related to Hurricane Rita to be approximately $85 million. On that date, we also estimated our gross losses related to Hurricane Rita, before reinsurance, reinstatement premiums and tax benefits, to be approximately $95 million.

Our estimated initial net and gross loss, range of industry-wide insured losses and approximate percentage share of gross industry losses stemming from Hurricane Katrina were largely derived from a combination of a detailed review of our in-force contracts and preliminary claim indications from our clients and brokers. In preparing our Hurricane Katrina estimates, we made limited use of industry catastrophe models, due to the complex interaction of wind and flood events and the potential for aggregation of multiple insurance coverages. Our initial Hurricane Rita gross and net loss estimates were largely derived from a combination of our proprietary catastrophe modeling, standard industry models, a review of our in-force contracts and preliminary indications from our clients and brokers.

Our initial Hurricane Katrina and Hurricane Rita loss estimates are subject to a high level of uncertainty due to extremely complex and unique causation and coverage issues associated with these events, including the attribution of losses to wind or flood damage or other perils, extremely limited claims data received to date, potential legal and regulatory developments related to potential losses, as well as inflation in repair costs due to the limited availability of labor and materials due in part to the size and proximity in time and distance of the two hurricanes. We expect that these issues may be subject to litigation by state attorneys general and private parties and will not be resolved for a considerable period of time. As a result, both industry-wide insured losses and our losses from Hurricanes Katrina and Rita may ultimately be materially greater or lesser than our initial estimated losses and any additional losses could have a further material adverse impact on our financial results.

A decline in our financial strength ratings could have a materially adverse impact on our business and results of operations and cause a default under our bank credit facility.

As a result of the losses incurred by us due to Hurricane Katrina, on September 15, 2005, A.M. Best Company placed the financial strength rating assigned to Endurance Bermuda, Endurance U.K. and Endurance U.S., currently "A" (Excellent), under review with negative implications. Upon further review by A.M. Best, our financial strength rating could be downgraded. We currently maintain a Standard & Poor's financial strength rating for Endurance Bermuda, Endurance U.K. and Endurance U.S. of "A–" (Strong) with a positive outlook.

A downgrade of our A.M. Best or Standard & Poor's financial strength ratings may have a material negative impact on our ability to expand our insurance and reinsurance portfolio and renew our existing insurance and reinsurance policies and agreements, require us to establish trusts or post letters of credit for ceding company clients, and could trigger provisions allowing some ceding company clients to terminate their reinsurance contracts with us on terms disadvantageous to us. In addition, a downgrade of our A.M. Best rating below "B++" (two levels below our current rating) would constitute an event of default under our bank credit facility. Each of the effects of a downgrade of our financial strength rating described above could make it more expensive or otherwise difficult for us to compete in certain of our businesses, or may preclude us from operating altogether in certain business segments in which we would otherwise desire to operate. If this were to occur, we could suffer a material and adverse effect on our financial position and results of operations, and the market price for our securities, including our ordinary shares, could be materially and adversely affected.

As a property and property catastrophe insurer and reinsurer, we are particularly vulnerable to losses from catastrophes and our results of operations may vary significantly from period to period.

Our property and property catastrophe insurance and reinsurance operations expose us to claims arising out of catastrophes. Catastrophes can be caused by various unpredictable events, including earthquakes, hurricanes, hailstorms, severe winter weather, floods, fires, tornadoes, volcano eruptions, explosions and other natural or man-made disasters. We also face substantial exposure to losses resulting from acts of war, acts of terrorism and political instability. The global geographic distribution of our business subjects us to catastrophe exposure for natural events occurring in a number of areas throughout the world, including, but not limited to, windstorms in the United Kingdom and continental Europe, hurricanes in Florida, the Gulf Coast and the Atlantic coast regions of the United States, typhoons and earthquakes in Japan and earthquakes in California and the New Madrid region of the United States. The loss experience of property catastrophe insurers and reinsurers has generally been characterized as low frequency but high severity in nature. We expect that increases in the values and concentrations of insured property will increase the severity of such occurrences in the future. So far in 2005, three major hurricanes have made landfall in the United States and have caused substantial damage. The Atlantic hurricane season typically lasts until November 30. Consequently, we may incur substantial additional losses should another hurricane strike the United States this year. We cannot predict whether any such hurricanes will occur or what their impact would be. In the event that we experience additional catastrophe losses, there is a possibility that our unearned premium and loss reserves will be inadequate to cover these risks. In addition, because accounting regulations do not permit insurers and reinsurers to reserve for such catastrophic events until they occur, claims from catastrophic events could cause substantial volatility in our financial results for any fiscal quarter or year and could have a material adverse effect on our financial condition and results of operations. Our ability to write new business also could be adversely impacted.

The failure of any of the loss limitation methods we employ could have a material adverse effect on our financial condition or on our results of operations.

We seek to limit our loss exposure by writing many of our insurance and reinsurance contracts on an excess of loss basis, adhering to maximum limitations on policies written in defined geographical zones, limiting program size for each client, establishing per risk and per occurrence limitations for each event and following prudent underwriting guidelines for each program written. In the case of proportional treaties, we seek per occurrence limitations or loss ratio caps to limit the impact of losses from any one event. Most of our direct liability insurance policies include maximum aggregate limitations. We also seek to limit our loss exposure through geographic diversification. Geographic zone limitations involve significant underwriting judgments, including the determination of the area of the zones and whether a policy falls within particular zone limits. Disputes relating to coverage and choice of legal forum may also arise. As a result, various provisions of our policies, such as limitations or exclusions from coverage or choice of forum, may not be enforceable in the manner we intend and some or all of our other loss limitation methods may prove to be ineffective. Underwriting is a matter of judgment, involving important assumptions about matters that are inherently unpredictable and beyond our control, and for which historical experience and probability analysis may not provide sufficient guidance. One or more future catastrophic or other events could result in claims that substantially exceed our expectations, which could have a material adverse effect on our financial condition and our results of operations, possibly to the extent of eliminating our shareholders' equity.

If actual claims exceed our reserve for losses and loss expenses, our financial condition and results of operations could be adversely affected.

Our success depends upon our ability to accurately assess the risks associated with the businesses that we insure or reinsure. We establish loss reserves to cover our estimated liability for the payment of all losses and loss expenses incurred with respect to premiums earned on the policies that we write. Loss reserves do not represent an exact calculation of liability. Rather, loss reserves are estimates of what we expect the ultimate settlement and administration of claims will cost. These estimates are based upon actuarial and statistical projections and on our assessment of currently available data, as well as estimates of future trends in claims severity and frequency, judicial theories of liability and other factors. Loss reserve estimates are refined continually in an ongoing process as experience develops and claims are reported and settled. Establishing an appropriate level of loss reserves is an inherently uncertain process. Moreover, these uncertainties are greater for insurers like us than for insurers with a longer operating history because we do not yet have an established loss history. Because of this uncertainty, it is possible that our reserves at any given time will prove inadequate.

To the extent we determine that actual losses and loss expenses exceed our expectations and reserves recorded in our financial statements, we will be required to immediately increase reserves. This could cause a material reduction in our profitability and capital.

Future sales of ordinary shares may affect their market price.

We cannot predict what effect, if any, future sales of our ordinary shares, or the availability of ordinary shares for future sale, will have on the market price of our ordinary shares. Sales of substantial amounts of our ordinary shares in the public market, or the perception that such sales could occur, could adversely affect the market price of our ordinary shares and may make it more difficult for you to sell your ordinary shares at a time and price which you deem appropriate. As of September 30, 2005, 59,932,987 ordinary shares were outstanding and an additional 11,323,167 common shares were issuable upon the full exercise or conversion of outstanding vested options, warrants and restricted share units.

As of September 30, 2005, substantially all of the ordinary shares and all of the ordinary shares issuable upon exercise of the warrants held by our founding shareholders pursuant to a registration rights agreement, dated as of July 22, 2002, are registered under the Securities Act of 1933, as amended, for sale into the public markets.

There are provisions in our charter documents that may reduce or increase the voting rights of our ordinary shares.

As used in this prospectus supplement, all references to "bye-laws" refer to the amended and restated bye-laws of Endurance Holdings. The bye-laws generally provide that any shareholder owning, directly, indirectly or, in the case of any U.S. Person, by attribution, more than 9.5% of our ordinary shares will have the voting rights attached to such ordinary shares reduced so that it may not exercise more than 9.5% of the total voting rights. The reduction in votes is generally to be applied proportionately among all shareholders who are members of the first shareholder's "control group." A "control group" means, with respect to any person, all shares directly owned by such person and all shares directly owned by each other shareholder any of whose shares are included in the "controlled shares" of such person. "Controlled shares" means all ordinary shares that a person is deemed to own directly, indirectly (within the meaning of Section 958(a) of the Internal Revenue Code of 1986, as amended (the "Code")) or, in the case of a U.S. Person, constructively (within the meaning of Section 958(b) of the Code). A similar limitation is to be applied to shares held directly by members of a "related group." A "related group" means a group of shareholders that are investment vehicles and are under common control and management. Any reduction in votes will generally be allocated proportionately among members of the shareholder's "control group" or "related group," as the case may be. The amount of any reduction of votes that occurs by operation of the above limitations will generally be reallocated proportionately among all other shareholders of Endurance Holdings who were not members of these groups so long as such reallocation does not cause any person to become a 9.5% shareholder.

Under these provisions, certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share. Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.5% limitation by virtue of their direct share ownership. The bye-laws of Endurance Holdings provide that shareholders will be notified of their voting interests prior to any vote to be taken by the shareholders.

As a result of any reallocation of votes, your voting rights might increase above 5% of the aggregate voting power of the outstanding ordinary shares, thereby possibly resulting in your becoming a reporting person subject to Schedule 13D or 13G filing requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, the reallocation of your votes could result in your becoming subject to filing requirements under Section 16 of the Exchange Act.

We also have the authority to request information from any shareholder for the purpose of determining whether a shareholder's voting rights are to be reallocated pursuant to the bye-laws. If a shareholder fails to respond to a request for information from us or submits incomplete or inaccurate information (after a reasonable cure period) in response to a request, we may, in our reasonable discretion, reduce or eliminate the shareholder's voting rights.

Provisions of Endurance Holdings' bye-laws may restrict the ability to transfer shares of Endurance Holdings.

Endurance Holdings' board of directors may decline to register a transfer of any ordinary shares if the relevant instrument of transfer (if any) is in favor of five persons or more jointly or is not properly executed, the transferred shares are not fully paid shares or if the transferor fails to comply with all applicable laws and regulations governing the transfer.

A shareholder may be required to sell its shares of Endurance.

The bye-laws of Endurance Holdings provide that we have the option, but not the obligation, to require a shareholder to sell its ordinary shares for their fair market value to us, to other shareholders or to third parties if we determine, based on the written advice of legal counsel, that failure to exercise our option would result in non-de minimis adverse tax, legal or regulatory consequences to us or certain U.S. Persons as to which the shares held by such shareholder constitute controlled shares. In the latter case, our right to require a shareholder to sell its ordinary shares to us will be limited to the purchase of a number of ordinary shares that will permit avoidance of those adverse tax consequences.

A shareholder may be required to indemnify us for any tax liability that results from the acts of that shareholder.

The bye-laws of Endurance Holdings provide certain protections against adverse tax consequences to us resulting from laws that apply to the shareholders of Endurance Holdings. If a shareholder's death or non-payment of any tax or duty payable by the shareholder, or any other act or thing involving the shareholder, causes any adverse tax consequences to us, (i) the shareholder (or his executor or administrator) is required to indemnify us against any tax liability that we incur as a result, (ii) we will have a lien on any dividends or any other distributions payable to the shareholder by us to the extent of the tax liability and (iii) if any amounts not covered by our lien on dividends and distributions are owed to us by the shareholder as a result of our tax liability, we have the right to refuse to register any transfer of the shareholder's shares.

There are regulatory limitations on the ownership and transfer of our ordinary shares.

Securities may be offered or sold in Bermuda only in compliance with provisions of the Investment Business Act 2003, and Exchange Change Control Act of 1972, and related regulations of Bermuda which regulate the sale of securities in Bermuda. In addition, specific permission is required from the Bermuda Monetary Authority ("BMA"), pursuant to the provisions of the Exchange Change Control Act 1972 and related regulations, for all issuances and transfers of securities of Bermuda companies, other than in cases where the BMA has granted a general permission. The BMA, in its policy dated June 1, 2005, provides that where any equity securities, which would include our ordinary shares, of a Bermuda company are listed on an appointed stock exchange (the New York Stock Exchange is deemed to be an appointed stock exchange under Bermuda law), general permission is given for the issue and subsequent transfer of any securities of a company from and/or to a non-resident, for as long as any equities securities of the company remain so listed. Notwithstanding the above general permission, the BMA has granted us permission, subject to our ordinary shares or voting shares being listed on an appointed stock exchange, to issue, grant, create, sell and transfer any of our shares, stock, bonds, notes (other than promissory notes), debentures, debenture stock, units under a unit trust scheme, shares in an oil royalty, options, warrants, coupons, rights and depository receipts, collectively, the "Securities," to and among persons who are either resident or non-resident of Bermuda for exchange control purposes, whether or not the Securities are listed on an appointed stock exchange.

The Financial Services and Markets Act 2000 ("FSMA") regulates the acquisition of "control" of any U.K. insurance company authorized under FSMA. Any company or individual that (together with its or his associates) directly or indirectly acquires 10% or more of the shares of a U.K. authorized insurance company or its parent company, or is entitled to exercise or control the exercise of 10% or more of the voting power in such authorized insurance company or its parent company, would be considered to have acquired "control" for the purposes of FSMA, as would a person who had significant influence over the management of such authorized insurance company or its parent company by virtue of his shareholding or voting power in either. A purchaser of more than 10% of our ordinary shares would therefore be considered to have acquired "control" of Endurance U.K. Under the FSMA, any person proposing to acquire "control" over a U.K. authorized insurance company must notify the FSA of his intention to do so and obtain the FSA's prior approval. The FSA would then have three months to consider that person's application to acquire "control." In considering whether to approve such application, the FSA must be satisfied both that the acquirer is a fit and proper person to have such "control" and that the interests of consumers would not be threatened by such acquisition of "control." Failure to make the relevant prior application would constitute a criminal offense.

State laws in the United States also require prior notices or regulatory agency approval of changes in control of an insurer or its holding company. The insurance laws of the State of New York, where Endurance U.S. is domiciled, provide that no corporation or other person except an authorized insurer may acquire control of a domestic insurance or reinsurance company unless it has given notice to such company and obtained prior written approval of the New York Superintendent. Any purchaser of 10% or more of our ordinary shares could become subject to such regulations and could be required to file certain notices and reports with the New York Superintendent prior to such acquisition. Similar insurance laws of the State of Delaware apply to T&P.

U.S. persons who own our ordinary shares may have more difficulty in protecting their interests than U.S. persons who are shareholders of a U.S. corporation.

The Companies Act, which applies to Endurance Holdings and Endurance Bermuda, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. In order to highlight those differences, set forth below is a summary of certain significant provisions of the Companies Act, including, where relevant, information on Endurance Holdings' bye-laws, which differ in certain respects from provisions of Delaware corporate law. Because the following statements are summaries, they do not discuss all aspects of Bermuda law that may be relevant to Endurance Holdings and our shareholders.

Interested Directors.    Under Bermuda law and Endurance Holdings' bye-laws, we cannot void any transaction we enter into in which a director has an interest, nor can such director be accountable to us for any benefit realized pursuant to such transaction, provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing, to the directors. In addition, Endurance Holdings' bye-laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which he has an interest, but the resolution with respect to such transactions will fail unless it is approved by a majority of the disinterested directors voting on such a transaction. Under Delaware law such transaction would not be voidable if:

•	the material facts as to such interested director's relationship or interests were disclosed or were known to the board of directors and the board had in good faith authorized the transaction by the affirmative vote of a majority of the disinterested directors;

•	such material facts were disclosed or were known to the shareholders entitled to vote on such transaction and the transaction were specifically approved in good faith by vote of the majority of shares entitled to vote thereon; or

•	the transaction was fair as to the corporation as of the time it was authorized, approved or ratified.

Under Delaware law, the interested director could be held liable for a transaction in which the director derived an improper personal benefit.

Business Combinations with Large Shareholders or Affiliates.    As a Bermuda company, Endurance Holdings may enter into business combinations with its large shareholders or one or more wholly-owned subsidiaries, including asset sales and other transactions in which a large shareholder or a wholly-owned subsidiary receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders or other wholly-owned subsidiaries, without obtaining prior approval from our shareholders and without special approval from our board of directors. Under Bermuda law, amalgamations require the approval of the board of directors, and in some instances, shareholder approval. However, when the affairs of a Bermuda company are being conducted in a manner that is oppressive or prejudicial to the interests of some shareholders, one or more shareholders may apply to a Bermuda court, which may make such order as it sees fit, including an order regulating the conduct of the company's affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or the company. If we were a Delaware company, we would need prior approval from our board of directors or a supermajority of our shareholders to enter into a business combination with an interested shareholder for a period of three years from the time the person became an interested shareholder, unless we opted out of the relevant Delaware statute. Bermuda law or Endurance Holdings' bye-laws would require board approval and in some instances, shareholder approval, of such transactions.

Shareholders' Suits.    The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders in many United States jurisdictions. Class actions and derivative actions are generally not available to shareholders under Bermuda law. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence a derivative action in the name of a company where the act complained of is alleged to be beyond the corporate power of the company, is illegal or would result in the violation of Endurance Holdings' memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The successful party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action. Endurance Holdings' bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of Endurance Holdings, against any director or officer for any action or failure to act in the performance of such director's or officer's duties, except such waiver shall not extend to any claims or rights of action that would render the waiver void pursuant to the Companies Act, that arise out of fraud or dishonesty on the part of such director or officer or with respect to the recovery of any gain, personal profit or advantage to which the officer or director is not legally entitled.

Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

Indemnification of Directors and Officers.    Under Bermuda law and Endurance Holdings' bye-laws, Endurance Holdings will indemnify its directors or officers or any person appointed to any committee by the board of directors and any resident representative (and their respective heirs, executors or administrators) against all actions, costs, charges, liabilities, loss, damage or expense, to the full extent permitted by law, incurred or suffered by such officer, director or other person by reason of any act done, conceived in or omitted in the conduct of the company's business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter involving any fraud or dishonesty on the part of such director, officer or other person. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not be opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

Anti-takeover provisions in our bye-laws could impede an attempt to replace or remove our directors, which could diminish the value of our ordinary shares.

Endurance Holdings' bye-laws contain provisions that may entrench directors and make it more difficult for shareholders to replace directors even if the shareholders consider it beneficial to do so. In addition, these provisions could delay or prevent a change of control that a shareholder might consider favorable. For example, these provisions may prevent a shareholder from receiving the benefit from any premium over the market price of our ordinary shares offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of our ordinary shares if they are viewed as discouraging changes in management and takeover attempts in the future.

Examples of provisions in our bye-laws that could have such an effect include:

•	election of our directors is staggered, meaning that the members of only one of three classes of our directors are elected each year;

•	the total voting power of any shareholder owning more than 9.5% of our ordinary shares will be reduced to 9.5% of the total voting power of our ordinary shares;

•	our directors may, in their discretion, decline to record the transfer of any ordinary shares on our share register, unless the instrument of transfer is in favor of less than five persons jointly or if they are not satisfied that all required regulatory approvals for such transfer have been obtained; and

•	we have the option, but not the obligation, to require a shareholder to sell its ordinary shares to us, to our other shareholders or to third parties at fair market value if we determine, based on the written advice of legal counsel, that failure to exercise our option would result in significant adverse tax, legal or regulatory consequences to us or certain U.S. Persons as to which the shares held by such shareholder constitute controlled shares.

It may be difficult to enforce service of process and enforcement of judgments against us and our officers and directors.

Endurance Holdings is a Bermuda company and certain of its officers and directors are residents of various jurisdictions outside the United States. A substantial portion of its assets and its officers and directors, at any one time, are or may be located in jurisdictions outside the United States. It may be difficult for investors to effect service of process within the United States on our directors and officers who reside outside the United States or to enforce against us or our directors and officers judgments of U.S. courts predicated upon civil liability provisions of the U.S. federal securities laws.

We have been advised by Appleby Spurling Hunter, our Bermuda counsel, that there is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a United States judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not United States) law.

In addition to and irrespective of jurisdictional issues, the Bermuda courts will not enforce a United States federal securities law that is either penal or contrary to public policy. It is the advice of Appleby Spurling Hunter that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, will not be entertained by a Bermuda Court. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, would not be available under Bermuda law or enforceable in a Bermuda court, as they would be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

Risks Related to Taxation

Holders of our ordinary shares who own 10% or more of our voting power may be subject to taxation under the "controlled foreign corporation" ("CFC") rules.

Certain "10% U.S. Shareholders" of a foreign corporation that is considered a "controlled foreign corporation" (a "CFC") for U.S. federal income tax purposes must include in gross income such 10% U.S. Shareholder's pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. Due to the dispersion of Endurance Holdings' share ownership among holders, its bye-law provisions that impose limitations on the concentration of voting power of any of its shares entitled to vote and authorize Endurance Holdings to purchase such shares under certain circumstances, and other factors, no U.S. Person that owns shares in Endurance Holdings directly or indirectly through foreign entities should be subject to treatment as a 10% U.S. Shareholder of a CFC. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge. Accordingly, investors should consult their tax advisors regarding the application of the CFC rules to an investment in Endurance Holdings.

U.S. Persons who hold ordinary shares may be subject to U.S. income taxation on their pro rata share of our "related party insurance income" ("RPII").

The CFC rules also apply to certain insurance and reinsurance companies that earn RPII. If the RPII rules were to apply to Endurance U.K. or Endurance Bermuda, a U.S. Person who owns ordinary shares of Endurance Holdings directly or indirectly through foreign entities on the last day of the taxable year would be required to include in its income for U.S. federal income tax purposes the shareholder's pro rata share of Endurance U.K.'s or Endurance Bermuda's RPII for the entire taxable year, determined as if such RPII were distributed proportionately to such U.S. shareholders at that date regardless of whether such income is distributed. In addition, any RPII that is includible in the income of a U.S. tax-exempt organization would be treated as unrelated business taxable income. Although Endurance U.K. and Endurance Bermuda intend to generally operate in a manner so as to qualify for certain exceptions to the RPII rules, there can be no assurance that these exceptions will be available. Accordingly, there can be no assurance that U.S. Persons who own ordinary shares will not be required to recognize gross income inclusions attributable to RPII.

The RPII rules provide that if a shareholder who is a U.S. Person disposes of shares in a foreign insurance corporation that has RPII and in which U.S. Persons collectively own 25% or more of the shares, any gain from the disposition will generally be treated as ordinary income to the extent of the shareholder's share of the corporation's undistributed earnings and profits that were accumulated during the period that the shareholder owned the shares (whether or not such earnings and profits are attributable to RPII). In addition, such a shareholder will be required to comply with certain reporting requirements, regardless of the amount of shares owned by the shareholder. These rules should not apply to dispositions of ordinary shares because Endurance Holdings will not itself be directly engaged in the insurance business. The RPII provisions, however, have not been interpreted by the courts or the U.S. Treasury Department, and regulations interpreting the RPII provisions of the Code exist only in proposed form. Accordingly, the IRS might interpret the proposed regulations in a different manner and the applicable proposed regulations may be promulgated in final form in a manner that would cause these rules to apply to dispositions of our ordinary shares.

U.S. Persons who hold ordinary shares will be subject to adverse tax consequences if we are considered a "passive foreign investment company" (a "PFIC") for U.S. federal income tax purposes.

We believe that we should not be considered a PFIC for U.S. federal income purposes for the year ended December 31, 2004. Moreover, we do not expect to conduct our activities in a manner that would cause us to become a PFIC in the future. However, there can be no assurance that the IRS will not challenge this position or that a court will not sustain such challenge. Accordingly, it is possible that we could be deemed a PFIC by the IRS or a court for the 2004 year or any future year. If we were considered a PFIC it could have material adverse tax consequences for an investor that is subject to U.S. federal income taxation, including subjecting the investor to a greater tax liability than might otherwise apply or subjecting the investor to tax on amounts in advance of when tax would otherwise be imposed. There are currently no regulations regarding the application of the PFIC provisions to an insurance company. New regulations or pronouncements interpreting or clarifying these rules may be forthcoming. We cannot predict what impact, if any, such guidance would have on a shareholder that is subject to U.S. federal income taxation.

U.S. Persons who hold ordinary shares will be subject to adverse tax consequences if we or any of our subsidiaries are considered a "foreign personal holding company" ("FPHC") for U.S. federal income tax purposes.

Endurance Holdings and/or any of its non-U.S. subsidiaries could be considered to be a FPHC for U.S. federal income tax purposes. This status will depend on whether more than 50% of our shares could be deemed to be owned by five or fewer individuals who are citizens or residents of the United States, and the percentage of our income, or that of our subsidiaries, that consists of "foreign personal holding company income," as determined for U.S. federal income tax purposes. We believe, based upon information made available to us regarding our existing shareholder base, that neither we nor any of our subsidiaries are a FPHC for U.S. federal income tax purposes. Due to the lack of complete information regarding our ultimate share ownership, however, we cannot be certain that we will not be considered a FPHC. If we were considered a FPHC it could have material adverse tax consequences for an investor that is subject to U.S. federal income taxation including subjecting the investor to a greater tax liability than might otherwise apply and subjecting the investor to tax on amounts in advance of when tax would otherwise be imposed. The FPHC rules have been repealed for tax years of foreign corporations beginning after December 31, 2004 and for tax years of U.S. shareholders with or within which such tax years of the foreign corporation ends.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 3, 2005

By: /s/ John V. Del Col Name: John V. Del Col Title: General Counsel & Secretary